Exhibit 99.1

Avago Agrees to Sell LSI’s Axxia Networking Business and Related Assets to Intel for $650 Million

SAN JOSE, Calif., SINGAPORE and SANTA CLARA, Calif., August 13, 2014 – Avago Technologies Limited and Intel Corporation today announced the signing of a definitive agreement for Intel to acquire LSI’s Axxia Networking Business and related assets for $650 million in cash.

The transaction, which has been approved by the boards of directors for both Avago and Intel, is expected to close in the fourth calendar quarter of 2014 upon satisfaction of government approvals and customary closing conditions.

LSI’s Axxia Networking Business is being divested from Avago following the recent completion of Avago’s acquisition of LSI. The Axxia Networking Business generated revenues of $113 million in calendar 2013 and employs approximately 650 people.

About Avago Technologies

Avago Technologies Limited is a leading designer, developer and global supplier of a broad range of analog semiconductor devices with a focus on III-V based products and complex digital and mixed signal CMOS based devices. Avago’s product portfolio is extensive and includes thousands of products in four primary target markets: enterprise storage, wired infrastructure, wireless communications and industrial & other. For more information, visit Avago’s website: www.avagotech.com.

About Intel

Intel (NASDAQ: INTC) is a world leader in computing innovation. The company designs and builds the essential technologies that serve as the foundation for the world’s computing devices. As a leader in corporate responsibility and sustainability, Intel also manufactures the world’s first commercially-available “conflict-free” microprocessors. Additional information about Intel is available at newsroom.intel.com and blogs.intel.com, and about Intel’s conflict-free efforts at conflictfree.intel.com.

Intel and the Intel logo are trademarks of Intel Corporation in the United States and other countries. *Other names and brands may be claimed as the property of others.

AVAGO CONTACTS:

Investor Relations
Ashish Saran
408-435-7400
investor.relations@avagotech.com

INTEL CONTACTS:

Investor Relations	Media Relations
Trey Campbell	Laura Anderson
503-696-0431	480-552-9020
trey.s.campbell@intel.com	laura.m.anderson@intel.com